UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2006

WHITTIER ENERGY CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	0-30598	20-0539412
(State or other jurisdiction of	Commission	(I.R.S. Employer
incorporation or organization)	File Number	Identification No.)

333 CLAY STREET, SUITE 700
HOUSTON, TEXAS 77002
(Address of Registrant’s Principal Executive Offices)

(713) 850-1880
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.

On September 13, 2006, Whittier Energy Corporation (“Whittier” or the “Company”) issued a press release that included certain updated information relating to the Company’s ongoing drilling and operations and its acquisitions of the Westhoff Ranch and Imperial Petroleum oil and gas properties.

With respect to drilling and operations, the Company’s current oil and gas production has increased to approximately 20 million cubic feet equivalent per day.

The final closing price of the acquired Westhoff Ranch properties located in South Texas was $17.9 million and reflects purchase price adjustments for revenue and expenses attributed to the Company during the period from the February 1, 2006 effective date of the acquisition through the May 31, 2006 closing date. In addition, the Company elected not to close on certain Imperial Petroleum properties, resulting in a final purchase price of approximately $10.2 million for the acquired Imperial properties located in Mississippi and East Texas.

Together, the total proved reserves acquired in the Westhoff Ranch and Imperial acquisitions are estimated by the Company to be 15.9 Bcfe. The Company estimates that it paid an average of $1.77 per thousand cubic feet equivalent of the estimated proved reserves acquired in these transactions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITTIER ENERGY CORPORATION

Date: September 13, 2006	By:	/s/ Geoffrey M. Stone
Geoffrey M. Stone
Vice President of Finance and Chief Accounting Officer